Exhibit 99.1
Part I
Forward-Looking Statements
This report contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements contained in this report. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in Item 1A “Risk Factors” contained in this Annual Report and the following:

•	deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve;

•	risks related to liquidity, including the adequacy of our cash flow from operations and borrowings to meet our short-term liquidity needs;

•
changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgage loans held for sale;

•	risk of higher loan and lease charge-offs;

•	legislative or regulatory actions affecting or concerning mortgage loan modification, refinancing and foreclosure;

•	risk of individual claims or further fines, penalties, equitable remedies, or other enforcement actions relating to our mortgage related practices;

•	our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators;

•	our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review, including the associated costs;

•	concentration of our residential and commercial real estate loan portfolios;

•	higher than normal delinquency and default rates affecting our mortgage banking business;

•	execution of current or future acquisition, reorganization or disposition transactions including, the risk that we may not realize anticipated benefits of such transactions;

•	limited ability to rely on brokered deposits as a part of our funding strategy;

•	concentration of mass-affluent clients and jumbo mortgages;

•	the effectiveness of the hedging strategies we use to manage our mortgage pipeline;

•	the effectiveness of our derivatives to manage interest rate risk;

•	delinquencies on our equipment leases and reductions in the resale value of leased equipment;

•	increases in loan repurchase requests and our reserves for loan repurchases;

•	failure to prevent a breach to our Internet-based system and online commerce security;

•	soundness of other financial institutions;

•	changes in currency exchange rates or other political or economic changes in certain foreign countries;

•
disruptions in the credit and financial markets in the United States and globally, including the effects of any downgrade in the United States government’s sovereign debt rating and the continued effects of the European sovereign debt crisis and declining currencies in certain emerging markets;

•	the competitive industry and market areas in which we operate;

•	historical growth rate and performance may not be a reliable indicator of future results;

•	loss of key personnel;

•	fraudulent and negligent acts by loan applicants, other vendors and our employees;

•	costs of compliance or failure to comply with laws, rules, regulations and orders that govern our operations;

•	failure to establish and maintain effective internal controls and procedures;

•
impact of current and future legal and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and the capital requirements promulgated by the Basel Committee on Banking Supervision (Basel Committee);

•	effects of changes in existing U.S. government or government-sponsored mortgage programs;

•	changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans;

•	legislative action regarding foreclosures or bankruptcy laws;

•	changes to generally accepted accounting principles (GAAP);

•	environmental liabilities with respect to properties that we take title to upon foreclosure; and

•	inability of EverBank, our banking subsidiary, to pay dividends.

Item 1. Business
Note: The information contained in this Item includes changes related to reportable segments and retrospective application of new accounting standards discussed in the Notes to Financial Statements. This Item has not been updated for any other changes since the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”) as filed with the Securities and Exchange Commission ("SEC") on February 28, 2014. For significant developments since the filing of the Form 10-K, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC on July 30, 2014.
Overview
EverBank Financial Corp, a Delaware corporation, is a unitary savings and loan holding company headquartered in Jacksonville, Florida. References to “we,” “our,” “us,” or the “Company” refer to the holding company and its subsidiaries that are consolidated for financial reporting purposes. We are a diversified financial services company that provides a wide range of financial products and services to individual as well as small and mid-size business clients nationwide through scalable, low-cost distribution channels that are connected by technology-driven, centralized platforms which provide operating leverage throughout our business. We market and distribute our banking products and services primarily through our integrated online and mobile financial portal, high-volume financial centers in targeted Florida markets and other national business relationships. Our consumer and commercial lending businesses are nationwide and target clients through retail and commercial lending offices in major metropolitan markets throughout the country.
As of December 31, 2013, we had total assets of $17.6 billion, total deposits of $13.3 billion and total equity of $1.6 billion. Our principal executive offices are located at 501 Riverside Avenue, Jacksonville, Florida and our telephone number is (904) 281-6000. Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “EVER.”
During 2013, we completed several strategic initiatives designed to enhance the growth profile of the business, reduce risk and drive operational efficiency. We consolidated all of our commercial lending activities under unified leadership and believe that the new sales and reporting structure will help drive efficiency and enhance our focus on cross-sell opportunities in markets where we have existing consumer lending and banking clients. We exited our wholesale broker lending channel and continued to focus on growing our retail and correspondent lending channels in order to focus on our core prime jumbo mortgage offering and position the business for a purchase driven origination market. During the fourth quarter 2013, we entered into agreements to sell our default servicing operations and the rights to service and subservice UPB of $20.3 billion to Green Tree Servicing LLC, a subsidiary of Walter Investment Management Corp.
Financial Information About Our Business Segments
We evaluate our overall financial performance through three financial reporting segments: Consumer Banking, Commercial Banking and Corporate Services. Consumer Banking includes consumer deposit services and activities, residential lending and servicing, wealth management, and capital markets. Commercial Banking includes commercial and commercial real estate lending, lender finance, equipment finance and leasing, mortgage warehouse finance and commercial deposits. Corporate Services includes support services provided to the Consumer and Commercial Banking segments. Financial information with respect to our business segments including revenue, operating income or loss and total assets is contained in Note 30 to our consolidated financial statements included in this report.
Consumer Banking
Deposits and Wealth Management
Our consumer deposit franchise provides a stable, flexible source of low all-in cost funds and is focused on fostering strong relationships with financially savvy, self-directed individual and small and mid-sized size business clients.  These clients maintain an average deposit balance per household (excluding escrow deposits) of $81,158 as of December 31, 2013, which we believe is more than three times the industry average.
All deposit clients can choose to manage their relationship with us through one of our full featured transactional platforms including the Online Financial Center or robust tablet and mobile applications, or interact with us by phone and through email, or visit our network of high-volume financial centers in key Florida metropolitan areas, which have average deposits per branch of $216.3 million as of December 31, 2013. Our distribution channels, operating platform and acquisition strategies are characterized by low operating costs and are designed to enable us to scale the business efficiently.  Our unique products and product design, distribution and marketing strategies allow us to effectively control organic deposit growth, providing flexibility and efficiency in funding asset growth opportunities.
Our World Markets deposit offering provides clients a toolkit for global diversification including $850 million in World Currency® deposits denominated in 20 foreign currencies and $164 million in MarketSafe® structured deposits. In addition, World Markets clients hold over $231 million of precious metals in custody with us in non-FDIC insured EverBank Metals Select® accounts.
We provide comprehensive financial advisory, planning, brokerage and other wealth management services to our mass-affluent and high net worth clients through our registered broker dealer and registered investment adviser subsidiaries. Wealth management is a long-term strategic initiative which we do not expect to materially affect our near-term revenue generation or earnings.
Residential Lending and Servicing
We originate prime residential loans through retail lending offices in large metropolitan areas nationwide, consumer direct channels, financial centers and correspondent relationships using a centrally controlled underwriting, processing and fulfillment infrastructure. We have expanded our retail and correspondent distribution channels in recent years and emphasized prime jumbo residential loans which we may retain on our balance sheet or sell into the secondary market. These channels and products serve the needs of our core clients and are strategic to our balance sheet growth objectives.
We generate mortgage servicing business through the retention of servicing from our origination activities, whole loan acquisitions, and related servicing activities. We service a diverse portfolio by both product and investor, including agency and private pools of mortgages secured by properties throughout the United States.

Capital Markets
We opportunistically supplement organic originations by purchasing loans and securities when those investments have more attractive risk-adjusted returns than those we can originate. Our decision to originate, hold, acquire, securitize or sell assets is grounded in our rigorous analytical approach to investment analysis and our disciplined approach to balancing risk against performance. Our flexibility to retain originated assets or acquire assets enables us to pursue attractive risk adjusted returns in a variety of market conditions and enhance shareholder value.
Commercial Banking
Commercial & Commercial Real Estate Lending
We originate commercial real estate loans for the acquisition and refinancing of stabilized commercial real estate for owner users, investors and developers nationwide. Our portfolio is diversified by property type and geographic location and includes owner occupied, single-tenant, multi-tenant commercial and multi-family properties, with an average loan size of approximately $5 million. We underwrite stabilized properties, with experienced borrowers, strong property/tenant cash flow and good collateral. We offer our clients competitive fixed and floating rates with flexible terms.
We originate loans nationwide through our direct sales force and a network of mortgage bankers and other intermediaries. Our sales executives are located in nine offices across the U.S. and are also active in cross-selling with other EverBank business units. The commercial real estate business was integrated into a single platform and re-launched in 2013 following the acquisition of General Electric Capital Corporation's (GECC) Business Property Lending, Inc., or Business Property Lending (BPL) in 2012.
Commercial Finance
Our commercial finance platform includes the equipment finance and lender finance businesses. Our equipment finance division originates equipment leases and loans nationwide through relationships with over 600 equipment manufacturers, distributors and dealers with large groups of high quality clients. Our equipment leases and loans generally finance essential-use health care, office product, technology, industrial and other types of equipment primarily to small and mid-size lessees and borrowers. Our typical equipment financings range from approximately $10,000 to $5.0 million per transaction, with typical finance terms ranging from 36 to 60 months. We have significantly increased origination activity within our equipment business since 2010 by expanding within both our served markets as well as expanding into new markets.
In 2011, we formed the lender finance business that focuses on providing revolving and term credit facilities secured by equipment and receivables primarily to specialty finance companies on a national basis. We have achieved significant growth in this business since inception, as new client acquisition has driven strong growth in committed facilities as both agent and participant. These credit facilities typically have an initial term of three to five years and range in size from $15.0 million to more than $50.0 million.
Our commercial finance activities provide us with access to approximately 25,000 small business clients nationwide, which creates opportunities to cross-sell other commercial and consumer banking and lending products and services.
Mortgage Warehouse Finance
Our warehouse finance business provides loan financing to mid-sized, high-quality mortgage banking companies across the country with a proven track record of originating quality mortgages. Warehouse loans are short-term revolving facilities, primarily collateralized by agency and government residential loans originated by our clients. Our loan commitment sizes generally range from $20 million to $100 million.
Corporate Services
Our Corporate Services segment provides services to the Consumer Banking and Commercial Banking segments including executive management, technology, legal, human resources, marketing, corporate development, treasury, accounting, finance and other services and transaction-related support.
Competition
We face substantial competition in all areas of our operations from various competitors including Internet banks and national, regional and community banks within the markets we serve. We also compete with many other types of financial institutions, such as savings and loan institutions, credit unions, mortgage companies, finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries.
Competition for loans is often driven by interest rates, loan origination and related fees and services. Because of our lower all-in cost structure relative to our competition, we are often able to offer borrowers more favorable interest rates than may be available from other lenders. In addition, because we originate assets to hold on our balance sheet as well as sell in the secondary markets, we seek to attract borrowers by offering loan products such as jumbo residential mortgage loans that may not be available from other lenders.
Competition for deposit products is generally based on pricing because of the ease with which clients can transfer deposits from one institution to another. Our multi-channel deposit strategy has lower fixed operating costs than traditional models because we do not incur the expenses associated with primarily operating through a traditional branch network. In order to generate deposits, we pass a portion of these cost savings to our clients through competitive interest rates and fees. Besides price competition, we also seek to increase our deposit market share through product differentiation by offering deposit products that provide investment capabilities such as our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm deposit products.
We also compete based on the accessibility of our product offerings through our multiple distribution channels. Finally, we seek to distinguish our products and services from other banks through the quality of our online offerings and website and mobile functionality.
Supervision and Regulation
Government Regulation
We and EverBank are subject to comprehensive supervision and regulation that affect virtually all aspects of our operations. This supervision and regulation is designed primarily to protect depositors and the Deposit Insurance Fund (DIF), administered by the Federal

Deposit Insurance Corporation (FDIC), and the banking system as a whole, and generally is not intended for the protection of stockholders. The following summarizes certain of the more important statutory and regulatory provisions applicable to us. See also the discussion under “Risk Factors-Regulatory and Legal Risk Factors.”
Recent Regulatory Developments
Mortgage servicing “horizontal review.” A “horizontal review” of the residential mortgage foreclosure operations of fourteen mortgage servicers, including EverBank, by the federal banking agencies resulted in formal enforcement actions against all of the banks subject to the horizontal review. On April 13, 2011, each of the Company and EverBank entered into a consent order with the Office of Thrift Supervision (OTS) with respect to EverBank's mortgage foreclosure practices and the Company's oversight of those practices. The Office of the Comptroller of the Currency (OCC) succeeded the OTS with respect to EverBank's consent order, and the Board of Governors of the Federal Reserve System (FRB) succeeded the OTS with respect to the Company's consent order. The consent orders require, among other things, that the Company establish a new compliance program for mortgage servicing and foreclosure operations and that the Company ensures that it has dedicated resources for communicating with borrowers, policies and procedures for outsourcing foreclosure or related functions and management information systems that ensure timely delivery of complete and accurate information. The Company was also required to retain an independent firm as part of an “Independent Foreclosure Review” program to conduct a review of residential foreclosure actions that were pending from January 1, 2009 through December 31, 2010 in order to determine whether any borrowers sustained financial injury as a result of any errors, misrepresentations or deficiencies and to provide remediation as appropriate.
In August 2013, EverBank reached an agreement with the OCC that ended its participation in the Independent Foreclosure Review program mandated by the April 2011 consent order and replaced it with an accelerated remediation process. The agreement includes a cash payment of approximately $39.9 million to be made by EverBank to a settlement fund, which will provide relief to qualified borrowers. In addition, EverBank will contribute approximately $6.3 million to organizations certified by the U.S. Department of Housing and Urban Development or other tax-exempt organizations that have as a principal mission providing affordable housing, foreclosure prevention and/or educational assistance to low and moderate income individuals and families. This agreement has not eliminated all of our risks associated with foreclosure-related practices, and it does not protect EverBank from potential individual borrower claims or class action lawsuits, any of which could result in additional expenses. Consistent with the agreement, an amendment to the April 2011 consent order was entered into on October 15, 2013. All terms of the April 2011 consent order that were not explicitly superseded by the amendment remain in effect without modification.
In October 2013, EverBank, along with other mortgage servicers, received a letter from the OCC requesting, in connection with the April 2011 consent order, that EverBank provide the OCC with an action plan, to identify errors and remediate borrowers serviced by EverBank for the period from January 1, 2011 through the present day, that may have been harmed by the same errors identified in the Independent Foreclosure Review. EverBank submitted its action plan in 2013, which did not require an independent third party review. At December 31, 2013, EverBank has accrued approximately $4 million for potential remediation payments to be made to borrowers.
In addition, other government agencies, including state attorneys general and the U.S. Department of Justice, continue to investigate various mortgage-related practices of the Company and other major mortgage servicers. The Company continues to cooperate with these investigations. These investigations could result in material fines, penalties, equitable remedies (including requiring default servicing or other process changes), or other enforcement actions, as well as significant legal costs in responding to governmental investigations and additional litigation. The Company has evaluated subsequent events through the date in which financial statements are available to be issued and currently, the Company is unable to estimate any loss that may result from penalties or fines imposed by other governmental agencies; therefore, no amounts have been accrued.
Dodd-Frank Act. On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). The Dodd-Frank Act has had and will continue to have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including a fundamental restructuring of the supervisory regime applicable to federal savings associations (also referred to as thrifts) and savings and loan holding companies (also referred to as thrift holding companies), the imposition of increased capital, leverage and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act established a new framework of authority to conduct systemic risk oversight within the financial system distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, or Oversight Council, the FRB, the OCC and the FDIC.
Many of the requirements called for in the Dodd-Frank Act remain subject to final rulemaking or phase-in over time. Given the uncertainty associated with the implementation of the Dodd-Frank Act, the full extent of the impact such requirements will have on our operations continues to be unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.
The following items provide a brief description of the relevant provisions of the Dodd-Frank Act and their potential impact on our operations and activities, both currently and prospectively.
Change in Thrift Supervisory Structure. The Dodd-Frank Act, among other things, as of July 21, 2011, transferred the functions and personnel of the OTS among the OCC, FDIC and FRB. As a result, the OTS no longer supervises or regulates savings associations or savings and loan holding companies. The Dodd-Frank Act preserves the federal savings association charter (which includes both federal savings associations and federal savings banks); however, supervision of federal savings associations, such as EverBank, has been transferred to the OCC. Most significantly for us, the Dodd-Frank Act has transferred the supervision of savings and loan holding companies, such as us, to the FRB while taking a number of steps to align the regulation of savings and loan holding companies to that of bank holding companies. The FRB has issued final rules to implement changes mandated by the Dodd-Frank Act, including requiring a savings and loan holding company to serve as a source of strength for its subsidiary depository institutions, requiring savings and loan holding companies to satisfy supervisory standards applicable to financial holding companies (e.g., “well capitalized” and “well managed” status) and, for most savings and loan holding companies, to elect to be treated as a financial holding company, in order to conduct those activities permissible for a financial holding company, and promulgating capital requirements for savings and loan holding companies (for example, under the so-called “Collins Amendment”). As a result of this change in supervision and related requirements, we also will generally be subject to new and potentially heightened examination and reporting requirements. The Dodd-Frank Act also provides various agencies with the authority to assess additional supervisory fees.
Creation of New Governmental Agencies. The Dodd-Frank Act creates various new governmental agencies such as the Financial Stability Oversight Council and the Consumer Financial Protection Bureau (CFPB), an independent agency housed within the FRB. The CFPB has a broad mandate to issue regulations, examine compliance and take enforcement action under the federal consumer financial laws, including with respect to EverBank. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB, and state attorneys general are permitted to enforce consumer protection rules adopted by the CFPB against certain institutions.
Limitation on Federal Preemption. The Dodd-Frank Act may reduce the ability of national banks and federal savings associations to rely upon federal preemption of state consumer financial laws. Although the OCC, as the new primary regulator of federal savings associations, has the ability to make preemption determinations where certain conditions are met, the new limitations placed on preemption determinations have the potential to create a patchwork of federal and state compliance obligations. This could, in turn, result in significant new regulatory requirements applicable to us, with attendant potentially significant changes in our operations and increases in our compliance costs. It could also result in uncertainty concerning compliance, with attendant regulatory and litigation risks. While some uncertainty remains as to how the OCC will address preemption determinations going forward, on July 20, 2011, the OCC issued a final rule implementing certain Dodd-Frank Act preemption provisions. Among other things, the rule states that federal savings associations, such as EverBank, are subject to the same laws, legal standards and OCC regulations regarding the preemption of state law as national banks. In promulgating the rule, the OCC stated that its prior preemption determinations and regulations remain valid. As a result, we expect EverBank should have the benefit of those determinations and regulations.
Mortgage Loan Origination and Risk Retention. The Dodd-Frank Act contains additional regulatory requirements that may affect our mortgage origination and servicing operations, result in increased compliance costs and may impact revenue. For example, in addition to numerous new disclosure requirements, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks and savings associations. Most significantly, the new standards prohibit us from originating a residential mortgage loan without verifying a borrower's ability to repay, limit the total points and fees that we and/or a broker may charge on conforming and jumbo loans to 3% of the total loan amount and prohibit certain prepayment penalty practices. Also, the Dodd-Frank Act, in conjunction with the FRB's final rule on loan originator compensation issued August 16, 2010 and effective April 1, 2011, prohibits certain compensation payments to loan originators and the steering of consumers to loans not in their interest because the loans will result in greater compensation for a loan originator. These standards will result in a myriad of new system, pricing and compensation controls in order to ensure compliance and to decrease repurchase requests and foreclosure defenses. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells and other asset-backed securities (ABS) that the securitizer issues if the loans have not complied with the ability to repay standards. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.
Annual Company-Run Stress Tests.     We and EverBank are also subject to new stress testing requirements that implement provisions of the Dodd-Frank Act requiring banking organizations with total consolidated assets of more than $10 billion but less than $50 billion to conduct annual company-run stress tests, report the results to their primary federal regulator and the FRB, and publish a summary of certain aspects of the results. Under the rules, we and EverBank are required to conduct stress tests using certain scenarios that the FRB is required to publish by November 15 of each year (starting in 2013 for EverBank and 2016 for us) and using financial statement data as of September 30 of that year. We are required to report the results to the FRB, and EverBank will be required to report the results to the OCC and the FRB, by March 31 of the year after the stress tests are conducted. In addition, the rules require us to publicly disclose a summary of certain aspects of the stress test results between June 15 and June 30 of the year after the stress tests are conducted starting in 2015 for EverBank and in 2017 for us. This process will be repeated in each subsequent year.
Stress testing requirements include baseline, adverse, and severely adverse economic and financial scenarios to assess potential impacts on our consolidated earnings, losses and capital over a nine quarter planning horizon. According to regulatory standards, a summary of the results of certain aspects of this stress analysis (initially, only under the severely adverse scenario) will be released publicly and will contain company specific information and results. It is anticipated that our capital ratios reflected in the stress test calculation will be an important factor considered by our regulators in evaluating whether proposed payments of dividends, or stock repurchases may be an unsafe or unsound practice and whether our capital levels are adequate to support our operations and growth.
The next capital planning and stress testing cycle runs from the fourth quarter of 2013 through the fourth quarter of 2015. Thus, the next capital planning and stress testing cycle, which began on October 1, 2013, overlaps with the implementation of the Basel III Capital Rules. EverBank will be participating in this stress testing cycle. On September 30, 2013, the FRB issued an interim final rule to clarify how banking organizations should incorporate the Basel III Capital Rules into their capital and business projections during the next cycle of capital plan submissions and stress tests. The interim final rule provides a one-year transition period for most banking organizations, including EverBank, with between $10 billion and $50 billion in total consolidated assets. Pursuant to the interim final rule, EverBank will be required to calculate its stress test projections using the FRB’s current regulatory capital rules during the upcoming stress test to allow time to adjust its internal systems to the revised capital framework.
Basel III. While we were historically required by the OTS to have a prudential level of capital to support our risk profile, the OTS did not subject savings and loan holding companies, such as us, to consolidated regulatory capital requirements. The Dodd-Frank Act will subject us to new capital requirements that are not less stringent than such requirements generally applicable to insured depository institutions, such as EverBank, or quantitatively lower than such requirements in effect for insured depository institutions as of July 21, 2010. The current risk-based capital guidelines that apply to EverBank are based upon the 1988 capital accord of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the U.S. federal banking agencies on an interagency basis. In 2008, the banking agencies collaboratively began to phase-in capital standards based on a second capital accord, referred to as Basel II, for large or “core” international banks (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.
On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. The agreement is supported by the U.S. federal banking agencies and the final text of the Basel III rules was released by the Basel Committee on Banking Supervision on December 16, 2010.
In July 2013, our primary federal regulator, the Federal Reserve, and EverBank’s primary federal regulator, the OCC, published final rules (Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The Basel III Capital Rules implement the Basel Committee's December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to savings and loan holding companies and depository institutions, including us and EverBank, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of regulatory capital and address other issues affecting the numerator in banking institutions' regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions' regulatory capital ratios and replace the existing risk-weighting approach, which was derived from the Basel I capital accords of the Basel Committee, with a more risk-sensitive approach based, in part, on the standardized approach in the Basel Committee's 2004 “Basel II” capital accords. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies' rules. The Basel III Capital Rules will become effective for the Company and EverBank on January 1, 2015 (subject to phase-in periods as discussed below).
    The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments from capital as compared to existing regulations. Under the Basel III Capital Rules, for most banking organizations, including the Company, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock, and the most common form of Tier 2 capital is subordinated notes and a portion of the allocation for loan losses, in each case, subject to the Basel III Capital Rules’ specific requirements.
Under the Basel III Capital Rules, the initial minimum capital ratios as of January 1, 2015 will be as follows:

•	4.5% CET1 to risk-weighted assets.

•	6.0% Tier 1 capital to risk-weighted assets.

•	8.0% Total capital to risk-weighted assets.
The Basel III Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1.
The Basel III Capital Rules also introduce a new “capital conservation buffer”, composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. When fully phased in on January 1, 2019, the Basel III Capital Rules will require us and EverBank to maintain (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus the 2.5% capital conservation buffer, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, effectively resulting in a minimum Tier 1 capital ratio of 8.5%, (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer, effectively resulting in a minimum total capital ratio of 10.5% and (iv) a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets (as compared to a current minimum leverage ratio of 3% for banking organizations that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority's risk-adjusted measure for market risk).
Under current capital standards, the effects of accumulated other comprehensive income items included in shareholders’ equity under U.S. GAAP (for example, mark-to-market of securities held in the available for sale portfolio and cumulative gains and losses on cash flow hedges), are excluded for the purposes of determining regulatory capital ratios. Under the Basel III Capital Rules, the effects of certain accumulated other comprehensive items (except gains and losses on cash flow hedges where the hedged item is not recognized on a banking organization’s balance sheet at fair value) are not excluded; however, certain banking organizations, including us and EverBank, may make a one-time permanent election to continue to exclude these items. This election must be made concurrently with the first filing of certain of the Company’s and EverBank’s periodic regulatory reports in the beginning of 2015. The Company and EverBank are considering whether to make this election. The Basel III Capital Rules also preclude counting certain hybrid securities, such as trust preferred securities, as Tier 1 capital of bank or savings and loan holding companies. However for bank or savings and loan holding companies that had assets of less than $15 billion as of December 31, 2009 like us, trust preferred securities issued prior to May 19, 2010 can be treated as Additional Tier 1 capital to the extent that they do not exceed 25% of Tier 1 capital after applying all capital deductions and adjustments.
Implementation of the deductions and other adjustments to CET1 will begin on January 1, 2015 and will be phased-in over a three-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter until fully phased-in at January 1, 2018). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a three-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).
The Basel III Capital Rules prescribe a standardized approach for risk weightings that expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories. Specific changes to current rules impacting our determination of risk-weighted assets include, among other things:

•	Applying a 150% risk weight instead of a 100% risk weight for certain high volatility commercial real estate acquisition, development and construction loans.

•	Assigning a 150% risk weight to exposures (other than residential mortgage exposures, which remains at an assigned risk weighting of 100%) that are 90 days past due.

•	Providing for a 20% credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (currently set at 0%).

•
Providing for a risk weight, generally not less than 20% with certain exceptions, for securities lending transactions based on the risk weight category of the underlying collateral securing the transaction.

•	Providing for a 100% risk weight for claims on securities firms.

•	Eliminating the current 50% cap on the risk weight for OTC derivatives.
In addition, the Basel III Capital Rules also provide more advantageous risk weights for derivatives and repurchase-style transactions cleared through a qualifying central counterparty and increase the scope of eligible guarantors and eligible collateral for purposes of credit risk mitigation.
Management believes, at December 31, 2013, that we and EverBank would meet all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis if such requirements were currently effective.
Liquidity Requirements. Historically, the regulation and monitoring of bank and bank holding company liquidity has been addressed as a supervisory matter, without required formulaic measures. The Basel III liquidity framework requires banks and savings associations and bank holding companies and certain savings and loan holding companies to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by institutions and regulators for management and supervisory purposes, going forward would be required by regulation. One test, referred to as the liquidity coverage ratio (LCR), is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity’s expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other test, referred to as the net stable funding ratio (NSFR), is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. These requirements are intended to encourage banking entities to increase their holdings of U.S. Treasury securities and other sovereign debt as a component of assets and increase the use of long-term debt as a funding source. In October 2013, the federal banking agencies proposed rules implementing the LCR for advanced approaches banking organizations and a modified version of the LCR for bank holding companies and certain savings and loan holding companies with at least $50 billion in total consolidated assets that are not advanced approach banking organizations, neither of which would apply to us or EverBank. The federal banking agencies have not yet proposed rules to implement the NSFR.
The Company
We are a unitary savings and loan holding company within the meaning of the Home Owners’ Loan Act (HOLA). As such, we are registered as a savings and loan holding company and are subject to those regulations applicable to a savings and loan holding company. As noted above, as of July 21, 2011, the functions and personnel of the OTS were transferred among the OCC, FDIC and FRB. We now are subject to examinations, supervision and reporting requirements by the FRB, and the FRB currently has enforcement authority over us. Among other things, this authority permits the FRB to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings association. Similarly, EverBank is now subject to OCC supervision for purposes of safety and soundness supervision and examination and CFPB supervision and examination for purposes of consumer financial regulatory compliance. See “-Recent Regulatory Developments-Change in Thrift Supervisory Structure” above.
Currently, HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from, for example:

•	acquiring another savings institution or its holding company without prior written approval of the FRB;

•
acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by HOLA; or

•	acquiring or retaining control of a depository institution that is not insured by the FDIC.
In evaluating an application by a holding company to acquire a savings institution, the FRB must consider, among other factors, the financial and managerial resources and future prospects of the company and savings institution involved, the convenience and needs of the community and competitive factors.
A savings and loan holding company is required to serve as a source of financial and managerial strength to its subsidiary savings associations.
As a unitary savings and loan holding company, we generally are not restricted under existing laws as to the types of business activities in which we may engage, provided that EverBank continues to satisfy the Qualified Thrift Lender (QTL), test. See “-Regulation of Savings Associations-QTL Test” below for a discussion of the QTL requirements. If we were to make a non-supervisory acquisition of another savings institution or of a savings institution that meets the QTL test and is deemed to be a savings institution and that will be held as a separate subsidiary, then we would become a multiple savings and loan holding company within the meaning of HOLA and would be subject to limitations on the types of business activities in which we can engage. HOLA limits the activities of a multiple savings institution holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, as amended (BHC Act), subject to the prior approval of the FRB, and to other activities authorized by regulation. A multiple savings and loan holding company that meets applicable capital, supervisory and other standards under applicable FRB regulations may elect to be treated as a financial holding company and engage in the broader range of financial activities permissible for a financial holding company under the BHC Act. We do not currently rely on our unitary savings and loan holding company status to engage in business activities that would not be permissible for a multiple savings and loan holding company.

Transactions between EverBank, including any of EverBank’s subsidiaries, and us or any of EverBank’s affiliates, are subject to various conditions and limitations. See “-Regulation of Savings Associations-Transactions with Related Parties” below. EverBank must seek approval from the FRB prior to any declaration of the payment of any dividends or other capital distributions to us. See “-Regulation of Savings Associations-Limitation on Capital Distributions” below.
EverBank
EverBank is a federal savings association and, as such, is subject to extensive regulation, examination and supervision. Prior to July 21, 2011, EverBank’s primary regulator was the OTS. As noted above, as of July 21, 2011, supervision of EverBank as a federal thrift was transferred to the OCC. See “-Recent Regulatory Developments-Change in Thrift Supervisory Structure” above. EverBank also is subject to backup examination and supervision authority by the FDIC, as its deposit insurer. In addition, EverBank is subject to regulation and supervision by the CFPB with regard to federal consumer financial laws.
EverBank’s deposit accounts are insured up to applicable limits by the DIF, which is administered by the FDIC. EverBank must file reports with its federal regulators concerning its activities and financial condition. Additionally, EverBank must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions, and must submit applications or notices prior to forming certain types of subsidiaries or engaging in certain activities through its subsidiaries. The OCC and the FDIC are responsible for conducting periodic examinations to assess EverBank’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a federal savings association can engage and is intended primarily for the protection of the DIF and depositors. The OCC and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies. Any change in such applicable activities or policies, whether by the federal banking regulators or U.S. Congress, could have a material adverse impact on us, EverBank and our operations.
The following discussion is intended to be a summary of the material banking statutes and regulations currently applicable to EverBank. The following discussion does not purport to be a comprehensive description of such statutes and regulations, nor does it include every federal and state statute and regulation applicable to EverBank. The following discussion must be considered in light of the risks associated with the Dodd-Frank Act described under “Risk Factors”.
Regulation of Savings Associations
Business Activities. EverBank derives its lending and investment powers from HOLA and the regulations thereunder, which are enforced by the OCC. Under these laws and regulations, EverBank currently may invest in:

•	mortgage loans secured by residential and commercial real estate;

•	commercial and consumer loans;

•	certain types of debt securities; and

•	certain other assets.
EverBank may also establish service corporations to engage in activities not otherwise permissible for EverBank, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to limitations, including, among others, limitations that require debt securities acquired by EverBank to meet certain marketability and credit quality rating criteria and that limit EverBank’s aggregate investment in various types of loans to certain percentages of capital and/or assets.
The Dodd-Frank Act amended the BHC Act to require the federal financial regulatory agencies to adopt rules that prohibit insured depository institutions (such as EverBank) and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (defined as hedge funds and private equity funds). The statutory provision is commonly called the “Volcker Rule”. The FRB adopted final rules implementing the Volcker Rule on December 10, 2013. The Volcker Rule became effective on July 21, 2012 and the final rules are effective April 1, 2014, but the FRB issued an order extending the period during which institutions have to conform their activities and investments to the requirements of the Volcker Rule to July 21, 2015. During our evaluation of the impact of these changes, investments with a carrying value of $257.2 million, at December 31, 2013, were identified that may be required to be sold. As a result, we were required to record an other than temporary impairment (OTTI) of $3.3 million as we were no longer able to assert that we will hold until recovery. We continue to evaluate the Volcker Rule and the final rules adopted thereunder. Although we are continuing to evaluate further impacts of the Volcker Rule and the final rules adopted thereunder, we do not currently anticipate that the Volcker Rule will have a material effect on the operations of the Company and EverBank.
Loans to One Borrower. Under HOLA, federal savings associations are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, the total amount of loans and extensions of credit made by a federal savings association to one borrower or related group of borrowers (which also includes credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions) outstanding at one time and not fully secured by collateral may not exceed 15% of the savings association’s unimpaired capital and unimpaired surplus. In addition to, and separate from, the 15% limitation, the total amount of loans and extensions of credit made by a federal savings association to one borrower or related group of borrowers outstanding at one time and fully secured by readily-marketable collateral may not exceed 10% of the savings association’s unimpaired capital and unimpaired surplus. Readily-marketable collateral includes certain debt and equity securities and bullion, but generally does not include real estate. At December 31, 2013, EverBank’s limit on loans to one borrower was approximately $246.2 million and $164.1 million, for the 15% limitation and 10% limitation, respectively. At December 31, 2013, EverBank’s largest aggregate amount of loans to a single borrower was $100.0 million, with seven separate borrowers each having total loans in this amount. At December 31, 2013, six of these lending relationships were with clients of our mortgage warehouse finance area and one lending relationship was with a client of our lender finance area. All seven of these loan relationships were performing in accordance with the terms of their loan agreements as of December 31, 2013.
QTL Test. HOLA requires a federal savings association to meet the QTL test by maintaining at least 65% of its “portfolio assets” in certain “qualified thrift investments” on a monthly average basis in at least nine months out of every 12 months. A federal savings association that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. A thrift that fails the QTL test is subject to the general dividend restrictions that would apply to a national bank and is prohibited from paying dividends at all (regardless of its financial condition) unless required to meet the obligations of a company that controls the thrift and specifically approved by the OCC and the FRB. In addition, violations of the QTL test are treated as violations of HOLA subject to remedial enforcement action. At December 31, 2013,

EverBank maintained approximately 75.0% of its portfolio assets in qualified thrift investments. EverBank had also satisfied the QTL test in each of the twelve months prior to December 31, 2013 and, therefore, was a QTL.
Capital Requirements. Federal banking regulations currently require savings associations to meet three minimum capital standards:

•	a tangible capital requirement for federal savings associations to have tangible capital in an amount equal to at least 1.5% of adjusted total assets;

•	a leverage ratio requirement;

•	for federal savings associations assigned the highest composite rating of 1, to have core capital in an amount equal to at least 3% of adjusted total assets; or

•
for federal savings associations assigned any other composite rating, to have core capital in an amount equal to at least 4% of adjusted total assets, or a higher percentage if warranted by the particular circumstances or risk profile of the federal savings association; and

•	a risk-based capital requirement for savings associations to have capital in an amount equal to at least 8% of risk-weighted assets.
In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a federal savings association must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights assigned by capital regulations. The OCC monitors the risk management of individual institutions. The OCC may impose a higher individual minimum capital requirement on institutions that it believes exhibit a higher degree of risk.
There currently are no regulatory capital requirements directly applicable to us as a unitary savings and loan holding company apart from the regulatory capital requirements for savings associations that are applicable to EverBank. However, as noted above and below, the FRB has issued final regulations implementing regulatory capital requirements applicable to savings and loan holding companies effective January 1, 2015. See "Recent Regulatory Developments--Dodd-Frank Act--Basel III" above.
At December 31, 2013, EverBank exceeded all applicable regulatory capital requirements.
Limitation on Capital Distributions. Federal banking regulations currently impose limitations upon certain capital distributions by savings associations, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital.
We are a legal entity separate and distinct from EverBank, and the OCC regulates all capital distributions by EverBank directly or indirectly to us, including dividend payments. For example, EverBank currently must obtain the approval of the OCC for a proposed capital distribution if the total amount of all of EverBank’s capital distributions (including any proposed capital distribution) for the applicable calendar year exceeds EverBank’s net income for that year-to-date period plus EverBank’s retained net income for the preceding two years. In the event EverBank is not required under applicable banking regulations to obtain OCC approval, EverBank must give prior notice of the dividend to the FRB, with a copy to the OCC, because EverBank is a subsidiary of a savings and loan holding company.
EverBank may not pay us dividends if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OCC notifies EverBank that it is in need of more than normal supervision. Under the Federal Deposit Insurance Act (FDIA), an insured depository institution such as EverBank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EverBank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.
Additionally, as noted above, the Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a qualified thrift lender to pay dividends.
Liquidity. EverBank is required to maintain sufficient liquidity to ensure its safe and sound operation, in accordance with federal banking regulations.
Assessments. The OCC charges assessments to recover the costs of examining savings associations and their affiliates, processing applications and other filings, and covering direct and indirect expenses in regulating savings associations and their affiliates.
In establishing the amount of an assessment, the OCC may consider the nature and scope of the activities of the entity, the amount and type of assets it holds, the financial and managerial condition of the entity, and any other factor that is appropriate. Under current OCC regulations, the assessments charged to savings associations by the OCC are based on the same assessment schedule as is used for national banks. Assessments are due on March 31 and September 30 of each year. The semiannual assessment is based on an institution’s asset size and is calculated using a table and formula set forth in the OCC’s regulations. The OCC sets the specific rates each year. The OCC applies a condition-based surcharge to the semiannual assessment for institutions with a composite rating of 3, 4 or 5. The condition surcharge is determined by multiplying the general semiannual assessment by 1.5, in the case of any institution that receives a composite rating of 3, and 2.0 in the case of any institution that receives a composite rating of 4 or 5. The condition surcharge is assessed against, and limited to, the first $20 billion of the institution’s book assets.
Various agencies have the authority to assess additional supervision fees.
Branching. Subject to certain limitations, HOLA and regulations thereunder permit federally chartered savings associations to establish branches in any state or territory of the United States.
Transactions with Related Parties. EverBank’s authority to engage in transactions with its “affiliates” is limited by Sections 23A and 23B of the Federal Reserve Act, (FRA). The applicable regulations for savings associations regarding transactions with affiliates generally conform to the requirements of the FRB's Regulation W, which is applicable to national banks and state-chartered member banks. In general, an affiliate of a federal savings association is any company that controls, is controlled by, or is under common control with, the savings association, other than the savings association’s subsidiaries. For instance, we are deemed an affiliate of EverBank under these regulations.
Generally, Section 23A limits the extent to which a federal savings association may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the federal savings association’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of the federal savings association’s capital stock and surplus. Covered transactions are defined to include, among other things, a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the FRB) from the affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, derivatives transactions and securities lending transactions where the bank has credit exposure to an affiliate, and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.
Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, or acceptances of letters of credit issued on behalf of, an affiliate. Section 23B requires covered transactions and certain other transactions to be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the federal savings association, as those prevailing at the time for transactions with or involving non-affiliates. Additionally, under the applicable regulations, a federal savings association is prohibited from:

•	making a loan or other extension of credit to an affiliate that is engaged in any non-bank holding company activity; and

•	purchasing, or investing in, securities issued by an affiliate that is not a subsidiary.
Restrictions also apply to extensions of credit to insiders, and such extensions of credit include, for example, credit exposure arising from derivatives transactions, and to the purchase of assets from insiders.
Tying Arrangements. EverBank is prohibited, subject to certain exceptions, from making loans or offering any other services, or fixing or varying the payment for making loans or providing services, on the condition that a client obtain some additional service from an affiliate or not obtain services from one of our competitors.
Enforcement. Under the FDIA, the OCC has primary enforcement responsibility over federal savings associations and has the authority to bring enforcement action against all “institution-affiliated parties,” including any controlling stockholder or any stockholder, attorney, appraiser and accountant who knowingly or recklessly participates in any violation of applicable law or regulation, breach of fiduciary duty, or certain other wrongful actions that have, or are likely to have, a significant adverse effect on an insured depository institution or cause it more than minimal loss. In addition, the FDIC has back-up authority to take enforcement action for unsafe and unsound practices. Formal enforcement action can include the issuance of a capital directive, cease and desist order, civil money penalty, removal of officers and/or directors, institution of proceedings for receivership or conservatorship and termination of deposit insurance. Additionally, the FRB has similar enforcement authority with regard to savings and loan holding companies and their institution-affiliated parties. The bank regulatory agencies are pursuing aggressive enforcement actions with respect to compliance and other legal matters involving financial activities, which heightens the risks associated with actual and perceived compliance failures.
Examination. The Company and EverBank are subject to periodic examinations covering many areas by the FRB and the OCC, respectively, and EverBank is subject to periodic examination by the CFPB for purposes of compliance with federal consumer financial laws. A savings institution must demonstrate its ability to manage its compliance responsibilities by establishing an effective and comprehensive oversight and monitoring program. The degree of compliance oversight and monitoring by the institution’s management may be considered in the scope and intensity of examinations of the institution.
Standards for Safety and Soundness. Pursuant to the requirements of the FDIA, the federal bank regulatory agencies have adopted the Interagency Guidelines Establishing Standards for Safety and Soundness, or the Guidelines. The Guidelines establish general safety and soundness standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the Guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the Guidelines. Currently, if the OCC determines that a federal savings association fails to meet any standard established by the Guidelines, then the OCC may require the federal savings association to submit to the OCC an acceptable plan to achieve compliance. If the federal savings association fails to comply, the OCC may seek an enforcement order in judicial proceedings and impose civil monetary penalties.

In January 2014, the OCC proposed guidelines to establish minimum standards for risk governance that would apply to national banks and federal savings associations with $50 billion or more of average consolidated assets, as well as to smaller institutions that the OCC determines are highly complex or present a heightened risk. While EverBank currently has less than $50 billion in assets, it is not yet known how frequently, or in what instances, the OCC would apply the guidelines to smaller institutions or whether the OCC will develop separate guidelines for smaller institutions in the future.
Prompt Corrective Regulatory Action. Under the Prompt Corrective Action regulations applicable to federal savings associations, the OCC is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations, such as requiring compliance with a capital restoration plan, restricting dividends, asset growth, acquisitions, branching and new lines of business and, in extreme cases, appointment of a receiver or conservator. The severity of the action required or authorized to be taken increases as a federal savings association’s capital deteriorates. savings associations are classified into five categories of capitalization as “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A savings association’s capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the savings association’s overall financial condition or prospects for other purposes. Generally, a federal savings association is categorized as “well capitalized” if:

•	its total risk-based capital is at least 10%;

•	its Tier 1 risk-based capital is at least 6%;

•	its leverage ratio is at least 5% of its adjusted total assets; and

•
it is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OCC (or, prior to July 21, 2011, the OTS), or certain regulations, to meet or maintain a specific capital level for any capital measure.

The OCC categorized EverBank as “well capitalized” following its last examination. At December 31, 2013, EverBank exceeded all regulatory capital requirements and was considered to be “well capitalized” with a Tier 1 leverage ratio of 9.0%, a total risk-based capital ratio of 14.3%, and a Tier 1 risk-based capital ratio of 13.8%. However, there is no assurance that it will continue to be deemed “well capitalized” even if current capital ratios are maintained in the event that asset quality deteriorates.
With respect to EverBank, effective January 1, 2015, the Basel III Capital Rules revise the “prompt corrective action” regulations pursuant to Section 38 of the FDIA, by (i) introducing a CET1 ratio requirement at each level (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The Basel III Capital Rules do not change the total risk-based capital requirement for any “prompt corrective action” category.
Insurance Activities. EverBank is generally permitted to engage in certain insurance activities through its subsidiaries. Federal banking regulations implemented pursuant to the Gramm-Leach-Bliley Act of 1999 (GLB Act), prohibit, among other things, depository institutions from conditioning the extension of credit to individuals upon either the purchase of an insurance product or annuity or an agreement by the consumer not to purchase an insurance product or annuity from an entity that is not affiliated with the depository institution. The regulations also require prior disclosure of this prohibition to potential insurance product or annuity clients.
Incentive Compensation Arrangements. The banking agencies issued proposed rules in 2011 and previously issued guidance on sound incentive compensation policies. We and EverBank have undertaken efforts to ensure that our incentive compensation plans do not encourage inappropriate risks, consistent with three key principles—that incentive compensation arrangements should appropriately balance risk and financial rewards, be compatible with effective controls and risk management, and be supported by strong corporate governance.
Federal Home Loan Bank System. EverBank is a member of the Federal Home Loan Bank of Atlanta (FHLB), which is one of the 12 regional Federal Home Loan Banks comprising the Federal Home Loan Bank system. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.
As a member of the FHLB, EverBank is required to acquire and hold shares of capital stock in the FHLB. EverBank was in compliance with this requirement with an investment in FHLB stock of $125.9 million and $155.9 million as of December 31, 2013 and December 31, 2012, respectively. EverBank’s capital stock in FHLB includes $107.7 million purchased during 2013 and $145.1 million purchased during 2012. The FHLB repurchased $137.7 million in 2013 and $85.5 million in 2012.
For the year ended December 31, 2013, the FHLB paid dividends of $3.4 million on the capital stock held by EverBank. During the year ended December 31, 2012, the FHLB paid dividends of approximately $1.8 million on the capital stock held by EverBank.
Federal Reserve System. EverBank is subject to provisions of the FRA and the FRB’s regulations pursuant to which depository institutions may be required to maintain reserves against their deposit accounts and certain other liabilities. Currently, savings associations must maintain reserves against transaction accounts (primarily negotiable order of withdrawal and regular interest and noninterest-bearing checking accounts). The FRB regulations establish the specific rates of reserves that must be maintained, which are subject to adjustment by the FRB. EverBank is currently in compliance with those reserve requirements. The required reserves must be maintained in the form of vault cash, a noninterest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB.
Deposit Insurance
EverBank is a member of the FDIC, and its deposits are insured through the DIF up to the amount permitted by law. EverBank is thus subject to FDIC deposit insurance premium assessments. The assessment base upon which insurance assessments are based is average consolidated total assets less the average tangible equity of the insured depository institution. Assessment rates for large depository institutions, such as EverBank, are calculated using a “scorecard” that combines the supervisory risk ratings of the institution with certain forward-looking financial measures. The assessment rates are subject to adjustments based upon the insured depository institution’s ratio of: (1) long-term unsecured debt to the assessment base, (2) long-term unsecured debt issued by other insured depository institutions to the assessment base, and (3) brokered deposits to the assessment base. However, the adjustments based on brokered deposits to the assessment base will not apply so long as the institution is well capitalized and has a composite CAMELS rating of 1 or 2. The FDIC may make additional discretionary assessment rate adjustments.
The Dodd-Frank Act increased the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminated the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. The FDIC has set the long-range, minimum target reserve ratio at 2%.
The FDIC also collects a deposit-based assessment from insured depository institutions on behalf of The Financing Corporation. The funds from these assessments are used to service debt issued by The Financing Corporation in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The Financing Corporation annualized assessment rate is set quarterly and in the fourth quarter of 2013 was $0.0062 per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.
Other Statutes and Regulations
The Company and EverBank are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important include:
Bank Secrecy Act of 1970-Anti-Money Laundering. Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls, a designated compliance officer, an ongoing employee training program; and testing of the program by an independent audit function. The Company and EverBank are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and client identification in their dealings with foreign financial institutions and foreign clients. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA PATRIOT Act, enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications. Failure of a financial institution to comply with anti-money laundering obligations could have serious legal, reputational and financial consequences for the institution. The regulatory authorities have imposed “cease and desist” orders and civil monetary penalties against institutions found to be violating these obligations.

Office of Foreign Assets Control Regulation. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others which are administered by the U.S. Treasury Department Office of Foreign Assets Control.

Failure to comply with these sanctions could have serious legal and reputational consequences, including causing applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required.
Community Reinvestment Act. EverBank is subject to the Community Reinvestment Act of 1977, as amended (CRA), and related regulations. The CRA states that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA also charges the federal banking regulators, in connection with the examination of the institution or the evaluation of certain regulatory applications filed by the institution, with the responsibility to assess the institution’s record of fulfilling its obligations under the CRA. The federal banking regulators assign an institution a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” The regulatory agency’s assessment of the institution’s record is made available to the public. EverBank received a “satisfactory” rating following its most recent CRA examination.
Privacy and Data Security. Federal banking laws generally prohibit disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than federal law. Under federal law, federal regulators, including the OCC, must prescribe standards for the security of consumer information. EverBank is subject to such standards, as well as standards for notifying clients in the event of a security breach. Under federal law, EverBank must disclose its privacy policy to consumers, permit clients to opt out of having nonpublic client information disclosed to third parties in certain circumstances, and allow clients to opt out of receiving marketing solicitations based on information about the client received from another subsidiary. States may adopt more extensive privacy protections. EverBank is similarly required to have an information security program to safeguard the confidentiality and security of client information and to ensure proper disposal. Clients must be notified when unauthorized disclosure involves sensitive client information that may be misused.
Consumer Regulation. Activities of EverBank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations include provisions that:

•	limit the interest and other charges collected or contracted for by EverBank, including new rules respecting the terms of credit cards and of debit card overdrafts;

•	govern EverBank’s disclosures of credit terms to consumer borrowers;

•	require EverBank to provide information to enable the public and public officials to determine whether it is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit EverBank from discriminating on the basis of race, creed or other prohibited factors when it makes decisions to extend credit;

•	govern the manner in which EverBank may collect consumer debts; and

•	prohibit unfair, deceptive or abusive acts or practices in the provision of consumer financial products and services.
Under the Credit Card Accountability, Responsibility and Disclosure (CARD) Act, which took effect in 2010, EverBank is subject to additional requirements regarding credit card rates, fees and other terms. Among the requirements are (1) 45-days advance notice to a cardholder before the interest rate on a card may be increased, subject to certain exceptions; (2) a ban on interest rate increases in the first year; (3) an opt-in for over-the-limit charges; (4) caps on high fee cards; (5) greater limits on the issuance of cards to persons below the age of 21; (6) new rules on monthly statements and payment due dates and the crediting of payments; and (7) the application of new rates only to new charges and of payments to higher rate charges.
Under rules regarding overdraft charges for debit card and automatic teller machine (ATM), automatic overdraft protection arrangements are prohibited, and banks must notify and obtain the consent of clients before enrolling them in an overdraft protection plan. These rules do not apply to overdraft protection on checks or to automatic bill payments.
As a result of the recent turmoil in the residential real estate and mortgage lending markets, there are several concepts currently under discussion at both the federal and state government levels that could, if adopted, alter the terms of existing mortgage loans, impose restrictions on future mortgage loan originations, diminish lenders’ rights against delinquent borrowers or otherwise change the ways in which lenders make and administer residential mortgage loans. If made final, any or all of these proposals could have a negative effect on the financial performance of EverBank’s mortgage lending operations, by, among other things, reducing the volume of mortgage loans that EverBank can originate and sell into the secondary market and impairing EverBank’s ability to proceed against certain delinquent borrowers with timely and effective collection efforts.
The deposit operations of EverBank are also subject to laws and regulations that:

•	require EverBank to adequately disclose the interest rates and other terms of consumer deposit accounts;

•	impose a duty on EverBank to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records;

•	require escheatment of unclaimed funds to the appropriate state agencies after the passage of certain statutory time frames; and

•	govern automatic deposits to and withdrawals from deposit accounts with EverBank and the rights and liabilities of clients who use ATMs, and other electronic banking services.
EverBank will likely face a significant increase in its consumer compliance regulatory burden as a result of the combination of the CFPB and the potentially significant rollback of federal preemption of state laws in the area.
Commercial Real Estate Lending. Lending operations that involve concentrations of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. Regulators have issued guidance with respect to the risks posed by commercial real estate lending concentrations. Commercial real estate loans generally include land development, construction loans and loans secured by multifamily property and non-farm, non-residential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land represent 100% or more of the institution’s total capital; or

•
total commercial real estate loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

Employees
As of December 31, 2013, we had approximately 4,000 employees. None of our employees are subject to collective bargaining agreements. We consider our relationships with our employees to be good.
Website Access
Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports can be found free of charge on our website at www.abouteverbank.com/ir as soon as reasonably practicable after such material is electronically filed with or furnished to the U.S. Securities and Exchange Commission (SEC). The SEC maintains a website, www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our Code of Business Conduct and Ethics is available on our website at www.abouteverbank.com/ir. Printed copies of this information may be obtained, without charge, by written request to our Investor Relations department at 501 Riverside Avenue, Jacksonville, FL 32202.